SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Amended

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report July 31, 2002

INTERSTATE GENERAL COMPANY, L.P.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	1-9393 (Commission File Number)	52-1488756 (I.R.S. Employer Identification No.)

2 West Washington Street

P.O. Box 1280

Middleburg, VA 20118
(Address of principal executive offices)(Zip Code)

(540) 687-3177

(Registrant's telephone number, including area code)

Item 1. Changes in Control of Registrant.

Not applicable.

Item 2. Acquisition or Disposition of Assets.

Not applicable.

Item 3. Bankruptcy or Receivership.

Not applicable.

Item 4. Changes in Registrant's Certifying Accountant.

I. Previous Independent Accountants

    On July 11, 2002, the registrant terminated the services of Arthur Andersen LLP of Vienna, Virginia as its independent accountants.
    In connection with its audits for the two most recent fiscal years ended December 31, 2000 and December 31, 2001, and through the date of this report, there have been no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Arthur Andersen would have caused them to make reference thereto in their report on the financial statements for such years.
    The report of Arthur Andersen LLP on the financial statements for the years ended December 31, 2001 and December 31, 2000 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except, the report of Arthur Andersen LLP on the financial statements for the year ended December 31, 2001 was modified due to uncertainties about the Company's ability to continue as a going concern.
    During the two most recent fiscal years and through the date hereof, there have been no reportable events (as defined in Regulation S-K Item 304(a) (1) (v)).
    The registrant has provided Arthur Andersen LLP with a copy of this disclosure and has requested that Arthur Andersen LLP furnish it with a letter addressed to the SEC stating whether it agrees with the above statements. Arthur Andersen LP informed the Company that it is no longer issuing such letters. In accordance with Item 304T of Regulation S-B, the Company is relieved from filing such letter with the Commission since the letter cannot be obtained after reasonable efforts.

II. New Independent Accountants

A. Upon the recommendation of the registrant's Audit Committee, the registrant's Board of Directors approved the decision to change independent accountants. Effective July 11, 2002, Aronson and Company was approved by the registrant's Board of Directors as the new independent accountant. Management has not consulted with Aronson and Company on any accounting, auditing, or reporting matter.

Item 5. Other Events.

Not applicable.

Item 6. Resignations of Registrant's Directors.

Not applicable.

Item 7. Financial Statements and Exhibits.

Exhibits

99. Press Release dated July 11, 2002

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

(Registrant)

Dated: July 31, 2002	By: /s/ James J. Wilson
James J. Wilson, Chairman and Chief Executive Officer

Dated: July 31, 2002	By: /s/ Mark Augenblick
Mark Augenblick, President and Chief Operating Officer

Dated: July 31, 2002	By: /s/ Paul Dillon
Vice President and Chief Financial Officer